Exhibit 99.2

July 30, 2004

                           Press Release

Kentucky Bancshares, Inc., parent company of Kentucky Bank, reported a 22.8% increase in earnings for the second quarter of 2004 compared to the second quarter of 2003. The company earned $1,439,000 for the quarter ended June 30, or $.51 per share, compared to $1,171,000 for last year, or $.42 per share.

Year to date earnings of $2,589,000, or $.92 per share, are 9.9% ahead of the same period last year.

Kentucky Bank has moved up in the size rankings. It ranks 11th largest among 218 banks in the state. Headquartered in Paris, Kentucky Bank also has offices in Winchester, Georgetown, Versailles, Nicholasville, Wilmore, Cynthiana and North Middletown.